Exhibit (d)(xxvii)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement is made as of November 1, 2018, by and between Franklin Advisory Services, LLC (“FASL”) and Franklin Mutual Advisers, LLC (“FMA”), each an indirect wholly-owned subsidiary of Franklin Resources, Inc.

WHEREAS, FASL and FMA are each registered as an investment adviser under the Investment Advisers Act of 1940 and are engaged in the business of rendering management, investment advisory and subadvisory, counseling and supervisory services to investment companies and other investment advisory clients;

WHEREAS, FASL serves as the subadviser to the SA Franklin Small Company Value Portfolio (the “Fund”), a series of SunAmerica Series Trust (the “Trust”), pursuant to a Subadvisory Agreement dated as of August 28, 2002, between FASL and SunAmerica Asset Management Corp. (now, SunAmerica Asset Management, LLC), (the “Adviser”) as amended (the “Subadvisory Agreement”);

WHEREAS, FASL, effective November 1, 2018 (the “Effective Date”), has transferred to FMA all of its personnel (including all portfolio managers, research analysts, and support staff members), assets, and liabilities (the “Reorganization”);

WHEREAS, the Reorganization does not result in a change of control or management, and thus does not constitute an “assignment” of the Subadvisory Agreement under the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved a form of this Assignment and Assumption Agreement at a meeting held on October 10, 2018.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

1.      The Subadvisory Agreement previously in effect between FASL and the Adviser is hereby assumed in its entirety by FMA, except that all references to FASL shall be replaced with references to FMA.

2.      FMA agrees to perform and be bound by all of the terms of the Subadvisory Agreement and the obligations and duties of FASL thereunder.

3.      The Subadvisory Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN ADVISORY SERVICES, LLC		FRANKLIN MUTUAL ADVISERS, LLC

By:	/s/ Peter Langerman	By:	/s/ Peter Langerman
Name: Peter Langerman		Name: Peter Langerman
Title: President and Chief Investment Officer, FAS, LLC		Title: President and Chief Executive Officer, FMA, LLC

ACKNOWLEDGED: SUNAMERICA ASSET MANAGEMENT, LLC, on behalf of SA Franklin Small Company Value Portfolio, a series of SunAmerica Series Trust

By:	/s/ Peter A. Harbeck
Name: Peter A. Harbeck
Title: President and Chief Executive Officer